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INVESTOR PRESENTATION JANUARY 17, 2018

Disclaimer The information in this presentation relates to a proposed business combination (the “Proposed Transaction”) between M III Acquisition Corp. (“M III”) and IEA Energy Services LLC (“IEA”). This presentation is for informational purposes only and is neither an offer to sell, nor a solicitation of an offer to buy any securities of M III or IEA. This presentation has been prepared to assist interested parties in making their own evaluation with respect to the Proposed Transaction and for no other purpose. M III is not under any obligation to update or keep current the information contained in this draft presentation, to remove any outdated information from this draft presentation, or to expressly mark it as being outdated. No securities commission or securities regulatory authority or other regulatory or other authority in the United States or any other jurisdiction has in any way passed upon the merits of, or the accuracy and adequacy of, this presentation. INDUSTRY INFORMATION This presentation includes information based on independent industry publications and other sources. You should not construe the contents of this presentation as legal, accounting, business or tax advice and you should consult your own professional advisors as to the legal, accounting, business, tax, financial or other matters contained herein. Industry data throughout is based upon estimates prior to the enactment of the Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”), enacted in late December 2017. While the 2017 Tax Act retained the key tax credits that subsidize projects in the sector, the 2017 Tax Act made a number of changes that could affect industry participants in ways that are still unclear. While IEA management currently does not anticipate the 2017 Tax Act will have a material negative impact on its business, it is still unclear what impact it will have on the renewable energy industry and on the industry projections set forth in this Investor Presentation. For a further description of the risks related to the 2017 Tax Act, see the “Risk Factors” section of M III’s proxy statement. ADDITIONAL INFORMATION AND WHERE TO FIND IT In connection with the Proposed Transaction, M III has filed with the SEC a preliminary proxy statement and intends to file, when available, its definitive proxy statement. When completed, M III will mail the definitive proxy statement to its stockholders in connection with M III’s solicitation of proxies for the special meeting of M III stockholders to be held to approve the Proposed Transaction and related transactions. M III stockholders and other interested persons are advised to read M III’s preliminary proxy statement and, when available, M III’s definitive proxy statement, as these materials will contain important information about M III, Oaktree, IEA and the Proposed Transaction. A copy of the definitive proxy statement will be mailed when available to all stockholders of M III. Investors and stockholders can obtain free copies of the proxy statement once it is available and other documents filed with the SEC by M III through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders can obtain free copies of the definitive proxy statement once it is available from M III by writing to M III at 3 Columbus Circle, 15th Floor, New York, New York 10019, Attention: Investor Relations. PARTICIPANTS IN SOLICITATION M III, Oaktree and IEA, and their respective directors and executive officers, may be deemed participants in the solicitation of proxies of M III’s stockholders in respect of the Proposed Transaction. Information regarding M III’s directors and executive officers is available in its Annual Report on Form 10-K filed with the SEC on March 30, 2017. Additional information about the directors and executive officers of M III, Oaktree and IEA and more detailed information regarding the identity of all potential participants, and their direct and indirect interests, by security holdings or otherwise, are set forth in the preliminary proxy statement. Investors may obtain additional information about the interests of such participants by reading such proxy statement. FORWARD-LOOKING STATEMENTS This presentation includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "forecast," "intend," "seek," "target," “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements include projected financial information. Such forward looking statements with respect to projections, revenues, earnings, performance, strategies, prospects and other aspects of the businesses of M III, IEA or the combined company after completion of the Proposed Transaction are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) the inability to complete the transactions contemplated by the Proposed Transaction; (2) the ability to meet NASDAQ’s continued listing standards following the Proposed Transaction; (3) the inability to recognize the anticipated benefits of the Proposed Transaction, which may be affected by, among other things, competition, and the ability of the combined business to grow and manage growth profitably; (4) costs related to the Proposed Transaction; (5) changes in applicable laws or regulations, including the impact of 2017 Tax Act; (6) the possibility that M III or IEA may be adversely affected by other economic, business, and/or competitive factors; and (7) other risks and uncertainties indicated in M III’s proxy statement, including those under “Risk Factors” therein, and other documents filed or to be filed with the Securities and Exchange Commission by M III. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. None of M III, Oaktree nor IEA undertakes to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. PROJECTIONS The estimates, forecasts and projections contained herein involve significant elements of subjective judgment and analysis and reflect numerous judgments, estimates and assumptions that are inherently uncertain in prospective financial information of any kind. As such, no representation can be made as to the attainability of such estimates, forecasts and projections. Investors are cautioned that such estimates, forecasts or projections have not been audited and have not been prepared in conformance with generally accepted accounting principles. For a listing of risks and other factors that could impact the combined company’s ability to attain its projected results, please see “Forward-Looking Statements” above and the “Risk Factors” section of M III’s proxy statement. The projections reflect the consistent application of the accounting policies of IEA and should be read in conjunction with the accounting policies included in Note 2 to the historical audited consolidated financial statements of IEA included in M III’s proxy statement. The projected financial data is forward-looking and based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond IEA's control. While all projections are necessarily speculative, IEA believes that the prospective financial information covering periods beyond 12 months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. IEA has not made any representations or warranties with respect to the accuracy, reliability, appropriateness or completeness of the projections to anyone, including to the Company. Neither IEA's management nor any of its representatives has made or makes any representation or warranty to any person regarding the ultimate performance of IEA compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as "guidance" of any sort. IEA will not refer back to these forecasts in its future periodic reports filed under the Exchange Act. The projections were prepared by, and are the responsibility of, IEA's management. Crowe Horwath, LLP, IEA's independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying prospective financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. Any financial or related information of IEA for fiscal 2017 contained in this presentation is unaudited and should be considered preliminary and subject to change. IEA’s actual results for fiscal 2017 may differ materially from these estimates due to the competition of IEA’s financial closing procedures, audit adjustments, final adjustments and other developments that may arise between now and the time IEA’s financial results are finalized, so you should not put undue reliance on such information. USE OF NON-GAAP FINANCIAL MEASURES This presentation includes non-GAAP financial measures. Definitions of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included elsewhere in this presentation. IEA believes that these non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to IEA’s financial condition and results of operations. A fuller description of the nature of the adjustments from GAAP is provided elsewhere in this presentation. Because these non-GAAP financial measures are not in conformity with GAAP, we urge you to review IEA’s audited financial statements, which are presented in M III’s proxy statement filed with the SEC.

Presenters A Powerful Partnership Mohsin Meghji Chairman & Chief Executive Officer Philip Kassin Head of M&A & Financing J.P. Roehm Chief Executive Officer & President Andrew Layman Chief Financial Officer Ian Schapiro Managing Director & Portfolio Manager

M III & Oaktree Overviews M III Acquisition Corp. was created and sponsored by M III Partners, LP (“M III Partners”) M III Partners is a New York-based merchant banking, investment and financial advisory firm Combines financial expertise with managerial and operational excellence to enhance performance and create value Established track record of value creation in complex situations across multiple industries M III Partners focuses on companies at inflection points Works with management to drive strategic and operational planning to maximize shareholder value Specializes in identifying and growing the valuable core of a business M III Partners was founded by Mohsin Y. Meghji, who has more than 25 years of management and advisory experience building value in companies that are undergoing financial, operational or strategic transitions M III Partners is staffed by seasoned professionals with extensive investment, operational, strategy, M&A and financial restructuring experience Prior work experience includes: Oaktree is a leader among global investment managers specializing in alternative investments, with $100 billion in assets under management as of September 30, 2017 Oaktree’s Power Opportunities strategy focuses exclusively on growing successful companies in the power, energy and infrastructure sectors Long track record of partnering with leading companies providing products and services to electric and gas utilities Specific experience with engineering and construction companies Representative past and current investments include: Maintain leading position as a wind energy engineering, procurement & construction services provider and leverage IEA’s expertise and relationships to provide infrastructure solutions in other areas, including the solar energy industry, the traditional power generation industry and civil infrastructure Continue partnership with the highest caliber leadership and talent in the industry Sustain profitable growth with risk under control Leverage organizational platform for organic growth initiatives and acquisitions Oaktree’s Continued Support and Vision for IEA as a Public Company

Agenda Investment Thesis IEA Overview and Growth Opportunities III. Financial Overview Appendix

I. INVESTMENT THESIS

Investment Thesis Renewables power generation is projected to grow ~50% by 2024(1), and wind and solar are cost-competitive even without tax incentives IEA is a best-in-class national energy engineering, procurement & construction platform with wind, solar and civil capabilities Strong relationships with established, recurring base of blue-chip customers and OEMs Record total backlog(2) of approximately $1.1 billion as of January 2018, providing strong visibility for the next two years Opportunity to capture incremental annual EBITDA through self-performance of previously subcontracted high voltage electrical work Multiple paths for organic growth and growth through acquisition Proven management team with extensive industry knowledge, rigorous project controls and a company culture of safety Source: U.S. Energy Information Administration (January 2017). Backlog means the amount of revenue expected to be realized from the uncompleted portions of existing contracts, including any contracts under which work has not begun and any awarded contracts for which the definitive project documentation is being prepared, as well as revenue from change orders and renewal options. Backlog data as of January 2018.

SITUATION OVERVIEW

Key Transaction Metrics

- ✓ Initial purchase price of ~$255 million (~$345 million achieving full earn-out)[(1)]
- ✓ Implied Enterprise Value at close of ~$302 million[(1)]
- ✓ Represents 5.9x 2017E Adj. EBITDA of ~$51.0 million[(2)] (vs. 9.1x peer average)
- ✓ Represents 4.3x 2018E Adj. EBITDA of ~$80 million (vs. 7.7x peer average)[(3)]
- ✓ At close, Oaktree / Management will own 34.2% and M III shareholders will own 65.8%[(4)]
- ✓ If full earn-out is achieved, Oaktree / Management will own 49.7% and M III shareholders will own 50.3%[(5)]
- ✓ Net cash position at close and senior credit facility provides dry powder to fund growth

Key Company Metrics

- ✓ 2017E Revenue of $452 million and Adj. EBITDA of $51.0 million[(2)]
- ✓ 17.5% Revenue CAGR (vs. 13.5% peer average) for 2016A – 2018E (not including acquisitions)
- ✓ 14.3% Gross Margin for 2017E
- ✓ 11.3% Adjusted EBITDA Margin for 2017E[(2)] (vs. 7.3% peer average)
- ✓ Strong and improving revenue & EBITDA growth
- ✓ High adjusted free cash flow levels with negative working capital[(6)]

(1) See page 8 for calculations.
(2) Assumes IEA management's estimate for 2017E Adj. EBITDA, which is still subject to year-end adjustments and full-year audit and is adjusted to annualize the impact of the capital leasing program for cranes and yellow iron. The program was implemented during 2017, resulting in a benefit to 2017E Adjusted EBITDA of $2.2 million. The annualization of the impact of the program results in a further $4.7 million of positive adjustments to 2017E Adjusted EBITDA. The capital leasing program reduces cost of goods sold by eliminating operating lease payments for the leased assets and increases interest expense and amortization expense, thereby increasing Adjusted EBITDA, while generally reducing total payments in respect of the leased assets. Additionally, the capital leasing program results in operational efficiencies that further reduce cost of goods sold and generally results in a gain on leased assets because their residual value usually exceeds the depreciated carrying value. See page 32 for a reconciliation of Net Income to Adj. EBITDA.
(3) Based on enterprise value of $345.2 million. Includes 4.325 million earn-out shares based on 2018E Adj. EBITDA of $80.3 million. Excludes (i) 1.875 million unvested Founder Shares (that have voting rights and the dividends are held in escrow until vesting), (ii) 7.73 million outstanding warrants with a strike price of $11.50 per share, and (iii) any common stock to be obtained in the event of the conversion of $35 million of Preferred Equity. Assumes no redemptions, share price of $10 per share and that no outstanding indebtedness other than $20 million of capitalized lease obligations.
(4) Excludes (i) 7.73 million outstanding warrants with a strike price of $11.50 per share, (ii) any common stock to be obtained in the event of the conversion of $35 million of Preferred Equity, and (iii) up to 9.0 million incentive earn-out shares. Assumes no redemptions in connection with Proposed Transaction.
(5) Assumes full vesting of Founder Shares and full earn-out achieved; excludes the impacts of outstanding warrants and any conversion of Preferred Equity. See page 31 for more details.
(6) Adj. free cash flow is defined as Adj. EBITDA less capital expenditures and payments under capital leases. See page 32 for a reconciliation of Net Income to Adj. EBITDA and Adj. Free Cash Flow.

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IEA INFRASTRUCTURE & ENERGY ALTERNATIVES | M III PARTNERS | OAKTREE

Transaction Overview

Transaction Structure

- Base purchase price of $255 million, with $90 million of earn-out, for a fully loaded purchase price of up to $345 million:
  - $100 million payable in cash at closing (1)
  - $35 million payable in convertible, redeemable, preferred equity at closing (1)
  - $100 million of common stock rolled by Oaktree / Management at closing (1)(2)
  - Up to 9.0 million shares of common stock payable through a 2 year earn-out mechanism
  - Assumption of approximately $20 million in capital leases (with $4.7 million 2017E Adj. EBITDA(7) benefit)

Post-Transaction Ownership

At Close(3)


Oaktree / Management 34.2%
M III Shareholders 65.8%

Fully Distributed(5)


Oaktree / Management 49.7%
M III Shareholders 50.3%

Implied Valuation *($ in millions)*

Assumed Share Price	$10.00
Shares Outstanding(3)(4)	27.3
Common Equity Value	**$273.4**
Less: Cash	26.4
Plus: Capital Leases	20.0
Plus: Preferred Equity	35.0
Enterprise Value	**$301.9**

Transaction Multiples	
EV / Q3 2017 LTM Adj. EBITDA ($63.4M)	4.8x
EV / 2017E Adj. EBITDA ($51.0M)(7)	5.9x
EV / 2018E Adj. EBITDA ($80.3M)(8)	3.8x
EV / 2018E Adj. EBITDA ($80.3M)(9) (incl. earn-out)	4.3x

Sources & Uses *($ in millions)*

Sources		
Capital Leases	$20.0	*6.6%*
Preferred Equity(1)	35.0	*11.5%*
M III Cash In Trust(10)	150.0	*49.2%*
Equity Roll(1)	100.0	*32.8%*
Total Sources	**$305.0**	
Uses		
Payment of the Purchase Price(6)	$255.0	*83.6%*
Fees & Expenses	23.6	*7.7%*
Cash to Balance Sheet	26.4	*8.7%*
Total Uses	**$305.0**	

(1) Subject to closing adjustments described in the Merger Agreement.
(2) Valued at $10.00 per share.
(3) Excludes (i) 7.73 million outstanding warrants with a strike price of $11.50 per share, (ii) any common stock to be obtained in the event of the conversion of $35 million of Preferred Equity, and (iii) up to 9.0 million incentive earn-out shares. Assumes no redemptions in connection with Proposed Transaction.
(4) Excludes 1.875 million unvested Founder Shares, which have no current value when share price is $10.00.
(5) Assumes no redemptions in connection with the Proposed Transaction, full vesting of Founder Shares and full earn-out achieved; excludes the impact of outstanding warrants and any conversion of Preferred Equity. See page 31 for more details.
(6) Includes assumption of $20.0 million of Capital Leases.
(7) Projection assumes no M&A and is IEA management's estimate for 2017E Adj. EBITDA, which is still subject to year-end adjustments and full-year audit and is adjusted to annualize the impact of the capital leasing program for cranes and yellow iron. See page 32 for additional details on the impact of the capital leasing program ('Full Year Impact of 2017 Capital Leasing Program') and a reconciliation of Net Income to Adj. EBITDA.
(8) Assumes no redemptions, share price of $10 per share and that no outstanding indebtedness other than $20 million of capitalized lease obligations. Does not give effect to the issuance of 4.325 million earnout shares that would be issued based upon the estimated 2018 Adj. EBITDA. See page 33 for a reconciliation of 2018 estimated Net Income to 2018 estimated Adjusted EBITDA..
(9) Assumes no redemptions, share price of $10 per share and that no outstanding indebtedness other than $20 million of capitalized lease obligations. Based on an enterprise value of $345.2 million. Includes 4.325 million earn-out shares based on 2018E Adjusted EBITDA of approximately $80.3 million.
(10) Assumes no redemptions in connection with the Proposed Transaction.

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IEA INFRASTRUCTURE & ENERGY ALTERNATIVES | M III PARTNERS | OAKTREE

Benchmarking to Utility Specialty Contractors 2016A – 2018E Revenue CAGR 2017E Adj. EBITDA Margin Mean: 13.5% Mean: 7.3% 2017E and 2018E multiples based on implied enterprise value of $301.9 million. 2018E (incl. earn-out) multiples based on enterprise value of $345.2 million and include 4.325 million earn-out shares based on 2018E Adj. EBITDA of $80.3 million. Assumes IEA management’s estimate for 2017E Adj. EBITDA, which is still subject to year-end adjustments and full-year audit and is adjusted to annualize the impact of the capital leasing program for cranes and yellow iron. See page 32 for additional details on the impact of the capital leasing program (‘Full Year Impact of 2017 Capital Leasing Program’) and a reconciliation of Net Income to Adj. EBITDA. Source: Company filings, Capital IQ analyst consensus. As of 1/10/2018. (1) (2) 2017 Mean: 16.9x (1) (1) (2) Enterprise Value / EBIT Enterprise Value / EBITDA 2018 Mean: 12.2x 2017 Mean: 9.1x 2018 Mean: 7.7x 2017E Adj. 2018E 2018E 2017E Adj. 2018E (incl. earn-out) 4.7x 2018E (incl. earn-out) 4.3x 5.9x 8.5x 9.8x 8.3x 9.6x 3.8x 8.0x 7.3x 7.5x 8.1x 17.5% 13.6% 13.8% 12.4% 14.4% IEA MasTec MYR PSC Quanta (2) 6.5x 13.3x 25.1x 13.8x 15.6x 4.1x 12.0x 13.8x 11.5x 11.5x 11.3% 10.0% 4.7% 7.3% 7.3% IEA MasTec MYR PSC Quanta

II. IEA OVERVIEW AND GROWTH OPPORTUNITIES

Key Company Highlights Best-in-Class Renewables EPC Platform Poised for Significant Growth Attractive Industry Dynamics Established Base of Blue-Chip, Creditworthy Customers Growing Backlog Provides Unprecedented Visibility Multiple Levers to Drive Growth Experienced Management Team Focused on Growth, Safety & Project Controls IEA is the Leading Energy EPC Platform Powering Forward North America’s Growing Energy Infrastructure Very Strong Margin & Cash Flow Characteristics

BEST-IN-CLASS RENEWABLES EPC PLATFORM POISED FOR SIGNIFICANT GROWTH

Company Overview

- IEA specializes in the design and construction of critical energy infrastructure
  - Market-leading platform for renewable energy projects
    - #1 estimated market share U.S. wind energy construction[1]
    - Growing presence in utility-scale solar
  - 60+ years of experience in civil, petrochemical and industrial power
  - #1 safety performer versus Tier I renewable EPCs[3][4]
  - Superior project controls and quality assurance
  - Robust engineering management
  - Excellent fleet management
  - Self-perform capabilities

IEA INFRASTRUCTURE & ENERGY ALTERNATIVES

Renewable Energy



Civil & Infrastructure



Power & Industrial



Key Statistics[2]

- ✓ ***~30%*** ***wind energy market share***[1]
- ✓ ***Over 190 wind and solar projects completed***
- ✓ ***7,200+ wind turbines erected, including all major OEMs***
- ✓ ***Over 14 Gigawatts ("GW") of wind power installed***
- ✓ ***Serves 12 of the 16 largest U.S. wind energy developers***
- ✓ ***Over 700 Megawatts ("MW") of solar power installed***
- ✓ ***Projects completed in over 35 states***
- ✓ ***97% of all major projects completed with a positive margin***[5]
- ✓ ***Over 80% of revenue from repeat, blue-chip customers***[6]
- ✓ ***Total Recordable Incident Rate ("TRIR") below 0.80 for the last four years (vs. 2.5 industry average)***[4]
- ✓ ***Record total backlog of approximately $1.1 billion as of January 2018, providing strong visibility to 2018 and 2019***

(1) IEA management estimate for FY2017, based upon industry and customer data available to IEA management.
(2) Per IEA management estimates as of April 2017.
(3) Based on 2016 Experience Modification Rate ("EMR") and Total Recordable Incident Rate ("TRIR").
(4) U.S. Department of Labor and U.S. Bureau of Labor Statistics (2015).
(5) Performance for all projects that had revenue for the period FY2012 – May 2017.
(6) For the period FY2012 – FY2016.

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IEA | M III PARTNERS | OAKTREE

Renewable Energy is THE Predominant Source of Capacity Additions Renewable energy projects are leading capacity additions in the U.S., with wind and solar accounting for ~65% of all new capacity in 2016(1) The U.S. Energy Information Administration estimated in January 2017 that renewables will account for over 30% of all U.S. capacity by 2030, due to: Lower, unsubsidized levelized cost(2) Shut-down of fossil / nuclear power plants Corporate sustainability practices – corporations and non-utilities – represented ~39% of the MW contracted through Power Purchase Agreements (“PPA”) from renewable generation in 2016 The enactment of the Tax Cuts and Jobs Act in December 2017 preserved the existing production tax credit (“PTC”) and investment tax credit (“ITC”) incentive structures A base erosion and anti-abuse tax provision included in the act could reduce the value of the PTC and ITC for certain participants in the wind and solar energy industry IEA anticipates that the Act will not have a material negative impact on its business Wind and solar installed capacity is projected to grow significantly as projects are fast tracked to take advantage of the PTC and ITC For the first time in 2016, solar represented the largest new source of installed electricity generating capacity U.S. Annual Power Capacity Additions(1) Wind Installed Capacity(3) Solar PV Installed Capacity(4) Source: American Wind Energy Association (AWEA) (2016 Year End Report). The “levelized cost of energy” is the net present value of the unit-cost of electricity over the lifetime of a generating asset. Source: MAKE Consulting (May 2017). Source: U.S. Energy Information Administration (January 2017). Renewable Energy Reshaping Power Industry 54.8% Wind & Solar CAGR 11.6% CAGR 9.6% CAGR 83.2 93.2 103.4 115.7 0.0 25.0 50.0 75.0 100.0 125.0 150.0 2017 2018 2019 2020 U.S. Installed Capacity (GW) Wind Capacity 16,532 20,699 20,965 30,698 0 5,000 10,000 15,000 20,000 25,000 30,000 35,000 2013 2014 2015 2016 Power Capacity Additions (MW) Wind Solar Natural Gas Other 44.1 49.0 53.1 58.0 0.0 20.0 40.0 60.0 80.0 2017 2018 2019 2020 U.S. Installed Capacity (GW) Solar Capacity

Conventional Renewables are Cost-Competitive Without Tax Credits Unsubsidized Costs of Renewable Energy are Competitive with Conventional Sources (1) Unsubsidized Alternative Energy Cost of Energy on Par with Conventional Sources Investments in technology and productivity have dramatically reduced the unsubsidized levelized cost for wind and solar Wind and solar costs for new builds are often cheaper than conventional fuel sources (natural gas and coal), even without the inclusion of tax incentives Source: U.S. Energy Information Administration (January 2017), Wall Street estimates (November 2017). $42 $60 $96 $68 $30 $43 $46 $78 $143 $231 $106 $60 $48 $53 $0 $50 $100 $150 $200 $250 Gas Combined Cycle Coal Integrated Gasification Combined Cycle Natural Gas Reciprocating Engine Wind Solar PV - Thin Film Utility Scale Solar PV - Crystalline Utility Scale $ / MWh

Renewable Energy Infrastructure Construction is Highly Specialized…

Market Overview

- IEA is one of only three Tier I providers for wind construction and is shortlisted on major targeted projects
- IEA believes reliability is more important to customers than price
- Owners and project financiers limit acceptable EPCs
- Consolidated market share with few EPCs of scale
  - Significant competitive barriers limit new market entrants
- Labor constrained market

Self-Perform Is Critical

- Construction is ~20%-25% of total cost, but is largest risk to the entire project
  - Owners demand self-performing services and experienced contractors
- Self-perform capabilities allow IEA to retain margin, while better controlling safety and scheduling of projects
  - Turbine erection
  - Service road design and installation
  - Concrete and foundation
  - Electrical (high voltage being implemented)
  - Mechanical

Competitive EPC Landscape

Competitor	Tier I Provider	Double-Breasted[1]	Engineering Management	Self-Perform Electrical	Solar Capabilities	2017E Wind Installation[2]
IEA	✓	✓	✓	✓[3]	✓	1,900 MW
BLATTNER ENERGY	✓	✓		✓	✓	1,500 MW
Mortenson	✓	✓		✓	✓	600 MW
res			✓	✓	✓	1,100 MW
WANZEK				✓		500 MW
FAGEN INC.						0 MW

(1) "Double-breasted" workforce is defined as capability to offer union and non-union labor forces.
(2) Source: IEA management estimates and MAKE Consulting (May 2017).
(3) Executing strategy to self-perform high-voltage electrical work.

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…WITH SIGNIFICANT BARRIERS TO ENTRY

Barriers to Entry	IEA Value Proposition
Tier I Provider with National Coverage	#1 estimated market share in wind with projects completed in 35+ states[(1)]
Self-Perform Capabilities	IEA employs 14 project crews; estimates only 50 crews in the U.S.[(1)(2)]
Exceptional Track Record	Over 190 wind and solar projects successfully completed[(3)]
Vendor / OEM Relationships	7,200+ wind turbines erected, including all major OEMs[(3)]
Exemplary Safety Record	Exceptional safety with EMR of 0.51 and TRIR of 0.30 in 2017[(4)]
Skilled Craft Labor	IEA recruits & retains skilled labor, despite industry shortages
Culture	Best-in-class customer and employee retention rates

National Coverage with Projects Completed in 35+ States

- IEA's "double-breasted" (union & non-union) workforce enables the Company to work anywhere in the U.S.
- Scalable workforce with 2,000+ peak employees
- IEA has in place a National Wind Agreement that essentially serves as a Project Labor Agreement for wind turbine construction projects nationwide


Hawaii
Puerto Rico
Headquarters
Completed Projects

(1) IEA management estimate, based upon industry and customer data available to IEA management.
(2) Per IEA management estimates as of January 2018.
(3) Per IEA management estimates as of April 2017.
(4) Experience Modification Rate ("EMR") and Total Recordable Incident Rate ("TRIR").

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IEA INFRASTRUCTURE & ENERGY ALTERNATIVES | M III PARTNERS | OAKTREE

ESTABLISHED BASE OF BLUE-CHIP, CREDITWORTHY CUSTOMERS

Entrenched Relationships with the Largest U.S. Wind Customers

- Deep, trusted relationships with the largest Tier I renewable energy developers and owners
  - IEA has completed wind projects with 12 of the top 16 U.S. developers/owners (collectively responsible for ~63%[1] of U.S. MW constructed in 2016)
- Majority of IEA customers also build utility-scale solar projects and are in active discussions with IEA for solar projects

Customer	Credit Rating[2]	Wind Energy Projects Completed or in Progress by IEA[3]	Total MW Constructed by IEA[3]	Tenure of Customer Relationship[3] *(years)*	Total Wind Capacity Owned by Customer[3] [4]	Potential IEA Solar Customer
renewables	BBB-	13	1,639	10	4,000 MW	✓
e·on	BBB	7	1,183	8	2,500 MW	✓
NextEra Energy	A-	16	1,166	7	12,800 MW	✓
enel	BBB+	5	958	3	2,200 MW	✓
Invenergy	NR	6	948	11	3,200 MW	✓
firstwind	B-	8	569	9	1,500 MW	
EDF	A-	5	495	7	2,600 MW	✓
APEX	A-	5	467	2	1,800 MW	✓
Exelon	BBB	8	389	5	1,700 MW	✓
everpower	NR	2	302	9	800 MW	
Enbridge	BBB+	3	280	9	800 MW	
Algonquin	BBB	2	254	4	800 MW	✓
Edison / nrg	BB-	8	253	11	1,000 MW	✓
Consumers Energy	A	2	121	6	200 MW	✓
Alliance Power	NR	2	89	6	100 MW	

(1) Source: AWEA (Year-Ending 2016 Report).
(2) Represents ultimate parent credit rating if not standalone company. As of January 2018.
(3) As of April 2017.
(4) Ownership numbers only include direct ownership of capacity in the U.S. (i.e., not gross capacity of a project that may be partially owned by another company, not capacity owned by a Yieldco, etc.).

17

IEA INFRASTRUCTURE & ENERGY ALTERNATIVES | M III PARTNERS | OAKTREE

Unprecedented Visibility Levels IEA’s backlog continues to grow year-over-year The Company is shortlisted on all major targeted projects Developers/owners open to awarding an entire project portfolio vs. individual projects IEA will enter 2018 with record wind backlog IEA has approximately $1.1 billion of revenue in total committed backlog and approximately $850 million of additional revenue in high-probability pipeline Current visibility is the strongest in IEA history As of January 2018, IEA has $559 million of committed wind revenue for 2018 against a 2018 budget of $734 million, or ~76% In 2017, awarded 1,200 MW wind portfolio – largest wind EPC contract in industry history Historically, IEA would not have visibility two years out, whereas today IEA has over $450 million of committed wind revenue for 2019 Wind Backlog Bridge ($ in millions) Wind Backlog Conversion ($ in millions) Growing Backlog Provides Unprecedented Visibility Jun-15 Backlog 2016 Rev. Jun-16 Backlog 2017E Rev. Jan-18 Backlog 2018E Rev. Jan-18 Backlog 2019E Rev. (1) Wind backlog for 2019 and beyond as of January 2018. $1 $96 $559 $461 $609 $465 $734 $655 0.2% 20.6% 76.2% 70.4% 0% 20% 40% 60% 80% 100% $0 $150 $300 $450 $600 $750 Backlog Next Year Revenue % of Next Year Revenue $559 $461 $1,020 $0 $200 $400 $600 $800 $1,000 $1,200 2018 2019+ Total

Tax Credits Provide Stable, Multi-Year Runway The federal Production Tax Credits (“PTC”) and Investment Tax Credits (“ITC”) provide financial incentives for investments in renewable energy production These tax credits provide ongoing incentives for renewable energy construction through 2023, mitigating previous “boom-and-bust” cycles The PTC and the ITC were not amended by the 2017 Tax Act Although the 2017 Tax Act did not amend the PTC or the ITC, it includes base erosion anti-abuse tax (“BEAT”) provisions that could limit the value of the tax credits for certain investors. IEA anticipates that the Act will not have a material negative impact on its business Continued tax and sales incentives at state and local levels drive further market growth Solar The PTC is an inflation-adjusted per-kilowatt-hour tax credit for wind projects The PTC declines gradually through 2019, but the four-year safe harbor extension in place will drive projects through 2023 Over 60 GW of projects safe harbored as of 12/31/16 (developers had to purchase components by end of 2016) At IEA’s current ~30% wind construction market share (2), this provides a revenue opportunity of over $4.5 billion for the Company from projects that were safe harbored in 2016 The federal Business Energy ITC can be taken in lieu of claiming PTC for wind projects and is available for all solar projects The ITC was extended at its current level through 2019 and then declines gradually until 2022 60 GW Safe Harbor(3) 30% IEA Market Share $4.5+ Billion Revenue Opportunity for IEA x = Wind PTC Tax Credits(1) Equipment Purchase Year Safe-Harbor Construction Period Source: Energy.gov. IEA management estimate, based upon industry and customer data available to IEA management. Source: MAKE Consulting (May 2017). 0% 10% 20% 30% 40% % of installed cost Current ITCs 100% 80% 60% 40% % of PTC 2016 2017 2018 2019 2020 2021 2022 2023 2024

State-wide Incentives for Renewable Energy

- Strong state-wide Renewable Portfolio Standards (RPS) set hard targets for renewable energy in the near and long-term to diversify electricity supply and reduce environmental pollution and emissions
- RPS requires utilities to sell a specified percentage or amount of renewable electricity by a set date[(1)]


WA: 15% by 2020*
OR: 50% by 2040* (large utilities)
MT: 15% by 2015
ND: 10% by 2015
SD: 10% by 2015
MN: 26.5% by 2025 (IOUs)
WI: 10% by 2015
MI: 15% by 2021*†
NV: 25% by 2025*
UT: 20% by 2025*†
CO: 30% by 2020 (IOUs)*†
KS: 20% by 2020
IA: 105 MW (IOUs)
IL: 25% by 2026
IN: 10% by 2025†
OH: 12.5% by 2026
PA: 18% by 2021†
NY: 50% by 2030
CA: 50% by 2030
AZ: 15% by 2025*
NM: 20% by 2020 (IOUs)
OK: 15% by 2015
MO: 15% by 2021
VA: 15% by 2025†
NC: 12.5% by 2021 (IOUs)
SC: 2% by 2021
TX: 5,880 MW by 2015*
HI: 100% by 2045
VT: 75% by 2032
NH: 24.8% by 2025
ME: 40% by 2017
MA: 15% by 2020 (new resources) 6.03% by 2016 (existing resources)
RI: 38.5% by 2035
CT: 27% by 2020
NJ: 20.38% by 2020 + 4.1% solar by 2027
DE: 25% by 2026*
MD: 25% by 2020
DC: 50% by 2032
U.S. Territories
NMI: 20% by 2016
Guam: 25% by 2035
PR: 20% by 2035
USVI: 30% by 2025

29 States + Washington DC + 3 territories have a Renewable Portfolio Standard
(8 states and 1 territory have Renewable Portfolio Goals)

- Renewable Portfolio Standard
- Renewable Portfolio Goal
- * Extra credit for solar or customer-sited renewables
- † Includes non-renewable alternative resources

Source: U.S. Department of Energy, North Carolina Clean Energy Technology Center (February 2017).
Note: IOUs refer to Investor-Owned Utilities.
(1) In most states, standards are measured by percentages of kilowatt hours of retail electric sales. Iowa and Texas require specific amounts of renewable energy capacity rather than percentages and Kansas requires a percentage of peak demand.

20

Multiple Levers to Drive Growth

Multiple Growth Opportunities Beyond Executing its ~$1.0 Billion Current Wind Backlog Projects

Organic Growth

Opportunities to grow presence across attractive markets with long-term growth potential

Mergers & Acquisitions

Robust platform for M&A growth

Expand Self-Perform Capabilities

- Increase electrical self-perform capabilities
- Perform high voltage electric work in-house
- Potential for over 300 bps EBITDA margin increase[2]
- Initial self-perform projects will commence in 2018
  - 2018 EBITDA impact projected to be an incremental $8 million[2]
  - 2019 EBITDA impact projected to be an incremental $15 million[2]

Build Solar Presence

- Large addressable market with secular growth drivers through at least 2050
- Cross-selling opportunity with captive, existing wind customer base
- Ability to capture incremental share of the expanding utility-scale solar construction market
- Solar PV installed capacity expected to grow at a ~10% CAGR from 2017 – 2020[1]

Grow Foothold in Civil, Industrial & Power

- Leverage 60+ years of experience across petrochemical, pharmaceutical and other heavy industrial facilities
- Positive tailwinds exist for traditional U.S. civil and industrial markets
  - The Fast Act and IDOT and INDOT budgets provide for billions of dollars of funding for civil/infrastructure projects
- IEA maintains a distinctive resume and excellent reputation across these diverse markets

Mergers & Acquisitions

- Active pursuit list of highly strategic and actionable targets
- Potential to increase project diversification through work with conventional power, downstream oil and gas-related and other industrial customers
- Accelerate share of currently outsourced high voltage scope, including T-line interconnect

(1) Source: U.S. Energy Information Administration (January 2017).
(2) IEA management estimates, based upon industry and customer data available to IEA management.

21

IEA Infrastructure & Energy Alternatives | M III Partners | Oaktree

Significant Solar Opportunity Through 2023 and Beyond Market Opportunity IEA’s growth after the expiration of PTC is projected to come from continued growth in the renewables sector with utility-scale solar projected to grow significantly through at least 2050 Projected growth in solar development is forecasted to exceed that in wind New, utility-scale solar development in the U.S. is projected to be 10.9 GW in 2018 and 12.9 GW in 2019(1) This equates to a $6+ billion revenue opportunity in 2018 and a $7+ billion revenue opportunity in 2019 Skills and resources needed to construct solar are a sub-set of those needed for wind construction IEA already has the civil, electrical and mechanical manpower, equipment and expertise needed Solar Revenue Momentum Projected Utility-Scale Solar Generation(3) Solar Projected to Grow as a % of IEA Revenues(4) IEA’s existing wind customers are also leading developers of solar 11 of IEA’s current top 15 customers also develop solar facilities Since 2010, IEA has completed 67 solar projects, representing over 700 installed MW Built out a new commercial team in 2017 to expand its market share in solar IEA has a growing pipeline of solar projects under its new solar commercial team Currently, $254 million of high-probability solar revenue for 2018 in IEA’s pipeline Additional solar pipeline of $916 million (14 projects) for 2018(2) 2018 2022 (in billion kwh) Source: MAKE Consulting (May 2017). IEA management estimate as of September 2017. Source: U.S. Energy Information Administration (January 2017). IEA management estimate, based upon industry and customer data available to IEA management. Solar 40% Wind 49% Civil / Other 11% 0 50 100 150 200 250 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 2038 2039 2040 Utility-Scale Solar 6% Wind 88% Civil / Other 6%

M&A Pipeline in Place to Accelerate Growth

Attractive M&A Opportunities for IEA

- IEA has an active list comprised of dozens of highly strategic and actionable targets
- Landscape of small tuck-in opportunities and larger "merger" opportunities exist in the marketplace
- Limited, scaled competitors capable of making acquisitions
- IEA is well regarded culturally and broadly viewed as an acquirer of choice
- Capital structure flexibility and growing free cash flow should provide ample firepower to pursue acquisition candidates
- IEA operational platform is in place to support and successfully integrate opportunities

M&A Focus Sectors

- Utility-Scale Solar Development & Storage
- Electrical Self-Perform
- Industrial / Mechanical

IEA INFRASTRUCTURE & ENERGY ALTERNATIVES

Illustrative Acquisition Pipeline[1]

Target	Industry Focus				Geography	Estimated Revenue ($M)	Existing IEA Relationship
	High Voltage	Electrical Self-Perform	Solar	Industrial / Mechanical			
A	✓				East	$125	✓
B			✓	✓	East	$250	✓
C		✓			National	$125	✓
D	✓				East / West	$100	✓
E			✓		East	$200	✓
F	✓	✓	✓		Midwest	$80	✓
G				✓	Midwest	$300	✓

(1) Select opportunities from a list of 30+ tracked targets. There can be no assurance that any future acquisitions will be completed, or if they are completed, that the combined company will realize the expected benefits from such future acquisitions.

23

IEA INFRASTRUCTURE & ENERGY ALTERNATIVES | M III PARTNERS | OAKTREE

Experienced Management Team Focused on Growth, Safety & Project Controls Industry-Leading Safety Performance(1) Management has established a corporate culture committed to health and safety Everyone has responsibility for safety regardless of title or position Safety is planned and integrated into all work processes Best-in-Class Project Controls Rigorous procedures span the entire project lifecycle (pre-construction, construction, post-construction) Dedicated team has over 175 years of combined experience IEA maintains RFP schedules, performs weekly variance analyses and tracks KPI heatmaps to ensure optimal project execution Senior Management Team is Employee-Centric and Customer-Focused Strong management team committed to completely fulfilling the customer service and project management needs of clients Implemented best-in-class project controls, established industry-leading safety performance and enhanced expertise and resources across markets High customer, vendor and OEM retention due to nested senior relationships, corporate transparency and responsiveness Ability to attract and retain the best talent because of corporate culture and core value system Andrew Layman CFO Chris Hanson EVP, Wind J.P. Roehm CEO & President Brian Hummer SVP, BD/Proj. Controls David Bostwick General Counsel Industry Average = 1.0 Industry Average = 2.5 Source: U.S. Department of Labor and U.S. Bureau of Labor Statistics (2015). Mike Stefanik EVP, High Voltage Kevin Turner VP, Risk Management Sean Rooney SVP, Solar 20+ yrs. experience CEO/President since 2015 25+ yrs. experience 2 yrs. with IEA 25+ yrs. experience 13 yrs. with IEA 35+ yrs. experience Joined IEA in June 2017 20+ yrs. experience 11 yrs. with IEA 25+ yrs. experience Joined IEA in June 2017 25+ yrs. experience 7 yrs. with IEA 20+ yrs. experience Joined IEA in October 2017 0.82 0.82 0.66 0.51 0.0 0.2 0.4 0.6 0.8 1.0 1.2 2014 2015 2016 2017 EMR EMR 0.51 0.68 0.77 0.30 0 3,000 6,000 9,000 12,000 15,000 0.0 0.5 1.0 1.5 2.0 2.5 3.0 2014 2015 2016 2017 Man Hours (000's) TRIR TRIR Man Hours

III. FINANCIAL OVERVIEW

Summary Financial Performance Revenue(1) ($ in millions) Adjusted EBITDA & Margin(1)($ in millions) Record Financial Performance in 2016 Enhanced Performance During 2017 Projections represent organic growth only, assumes no M&A and IEA management’s estimate for 2017E Adj. EBITDA, which is still subject to year-end adjustments and full-year audits and is adjusted to annualize the impact of the capital leasing program for cranes and yellow iron. See page 32 for additional details on the impact of the capital leasing program (‘Full Year Impact of 2017 Capital Leasing Program’) and a reconciliation of Net Income to Adj. EBITDA. From 2013 – 2015, U.S. resources were diverted to now discontinued Canadian operations; financial information presented excludes discontinued Canadian operations. Source: MAKE Consulting (May 2017). IEA management estimate, based upon industry and customer data available to IEA management. Following the appointment of new management and a refocus on core U.S. operations, IEA delivered record financial results in 2016 Executed all projects efficiently and profitably Enhanced margin profile through project controls Total new wind construction declined from 8.7 GW in 2016 to 7.3 GW in 2017E(3) Build-up in 2016 due to PTC extension uncertainty; slow-down in 2017 due to uncertainty over the 2017 Tax Act Projected to return to 10.0 GW of new capacity in 2018E and to continue to grow through 2020E Despite this slowdown, IEA is delivering record wind margins and market share for 2017 Gained #1 market share in U.S. wind energy construction – grew share from ~25% in 2016 to current ~30%(4) IEA built a record level of backlog during 2017 that is expected to drive 2018 and 2019 performance Management Refocus of Canadian Operations(2) Management Refocus of Canadian Operations(2) $380 $128 $286 $205 $603 $533 $452 $832 $937 $0 $200 $400 $600 $800 $1,000 '12 '13 '14 '15 '16 Q3 LTM '17E '18E '19E Wind Solar Civil/Other $41 $15 ($8) ($0) $64 $63 $51 $80 $95 0% 5% 10% 15% 20% 25% -$20 $0 $20 $40 $60 $80 $100 $120 '12 '13 '14 '15 '16 Q3 LTM '17E '18E '19E EBITDA Adj. EBITDA Margin

Highly Efficient Operating Model Attractive margin profile driven by a highly efficient operating model, including an experienced estimating staff and robust project controls EBITDA growth and low capital expenditures have resulted in high adjusted free cash flow(1) generation Average adjusted capex as a percentage of revenue for 2017 to 2019 is projected to be less than 2% annually(2) Negative working capital Free cash flow provides ample firepower to execute strategic acquisitions Strong Adjusted Free Cash Flow(1) ($ in millions) Defined as Adj. EBITDA less capital expenditures and payments under capital leases. Capex for 2017 assumes capital lease program was in effect for full year. Defined as Adj. Free Cash Flow as a percentage of Adj. EBITDA. See page 32 for a reconciliation of Net Income to Adj. Free Cash Flow. Normalized Adj. Free Cash Flow is defined as Adj. Free Cash Flow plus the cost of PP&E that would not have been incurred under current lease program less incremental lease expense from capital lease program. Very Strong Margin & Cash Flow Characteristics Delivering Consistent Profitability Expanding Gross Margin on Wind Projects Wind projects typically bid on fixed price and short duration (~6 months) build cycles IEA has an established track record of executing projects on schedule and on budget Rigorous project controls procedures allow IEA to reliably deliver industry-leading customer service and result in attractive margins on large and small jobs All 2016 projects were profitable with ~86% able to improve final margin from estimated margin at time of bid Mean: 14.5% Mean: 11.4% Mean: 9.5% (5) (5) (4) Management Refocus of Canadian Operations $42 $39 $10 ($12) ($1) $59 $46 $73 $88 0% 20% 40% 60% 80% 100% -$25 $0 $25 $50 $75 $100 $125 '12A '13A '14A '15A '16A '17E '18E '19E Normalized FCF Free Cash Flow Normalized % Conversion % Conversion 0% 10% 20% 30% 40% 50% $0 $15 $30 $45 $60 $75 Gross Margin Project Size ($ in millions) 2014 2015 2016

APPENDIX

Presenter Bios (IEA and Oaktree)



J.P. Roehm
Chief Executive Officer & President

- Responsible for providing strategic direction, aligning business, financial and operation initiatives with company goals, overseeing performance objectives and client relationships
- Previously, 20 years of experience ranging from Project Superintendent, Estimator, Project Manager, and VP of Business Development
- Served on IEA's previous M&A team – developed targets, performed due diligence, and participated in SPA negotiations. Served a leading role on the RMT-IEA integration team during the 2013 acquisition of RMT
- Pioneered IEA's expansion into renewables, which has resulted in >10x growth in ~10 years



Andrew Layman
Chief Financial Officer

- 28 years of experience in industries, including construction, energy, mining, consumer products, manufacturing, bio-medical and automotive
- Began career at PwC where he earned his CPA. Managed multiple SEC reporting engagements, including the firm's largest customer: Ford Motor Company
- Divisional CFO for Flextronics, a $6B high growth product development and manufacturing division. Led the acquisition and integration of multiple companies in different parts of the world ranging in size from $50M to $700M
- Regional CFO at Ferrovial, a "stand-alone" large, newly acquired, heavy construction and engineering services division for South America, located in Chile. Ferrovial provides construction and mining services to the world's largest mines. Integrated the acquisition of the division



Ian Schapiro
Managing Director & Portfolio Manager

- Co-founded GFI Energy Ventures, the predecessor to the GFI Energy Group, which became part of Oaktree in 2009 to execute the Power Opportunities and Infrastructure Investing strategies
- Serves on the boards of Sachs Electric, Remedial Construction Services (RECON) and Infrastructure & Energy Alternatives LLC
- Previously, Partner of utility consulting firm Venture Associates and of Arthur Andersen & Co. following that firm's acquisition of Venture Associates
- Previously, Chief Financial Officer of a technology company and a commercial banker focused on the energy sector

29

IEA Infrastructure & Energy Alternatives | M III Partners | Oaktree

Presenter Bios (M III) 25+ year career focusing primarily on maximizing and realizing value of companies experiencing financial, operational or strategic transitions. He has done this through management and/or advisory roles in partnership with some of the world's leading financial institutions, private equity funds and hedge funds Founder & Managing Partner of M III Partners, 2014 – Present EVP and Head of Strategy of Springleaf Financial, 2012 – 2014 Founder & Managing Director of Loughlin Meghji + Company, 2002 – 2011 Arthur Andersen & Co., 1987 – 2002 Accomplished advisor and principal investor in the energy, chemicals and industrials sectors Senior Managing Director at Evercore Partners in energy & chemicals, 2010 – 2016 Head of M&A and Financing at Access Industries, 2005 – 2010 Supervisory Board Member and Chair of Finance and Investment and Audit Committees of LyondellBasell Industries, 2005-2010 Senior investment banking roles at Morgan Stanley, Goldman Sachs and Merrill Lynch Partner at PricewaterhouseCoopers, responsible for energy M&A consulting practice, 2000-2002 Mohsin Meghji Chairman & Chief Executive Officer John Rogers, CFA Independent Advisor Philip Kassin Head of M&A & Financing Former Managing Director and Head of Institutional Research at D.A. Davidson, 1992 – 2017 Most comprehensive coverage of research in the Engineering & Construction industry Joined D.A. Davidson in 1992 and has over 30 years sell-side research experience Institutional Investor’s “Home-Run Hitter” (2 times); Wall Street Journal’s “Best on the Street” in Heavy Machinery (5 times); Forbes’ “Best Brokerage Analyst” (2 times); Starmine’s “Best Brokerage Analyst” in Construction & Engineering (5 times) Co-hosted the largest annual Institutional Investor E&C Conference and author of the “Monthly E&C Industry Update”

Supplemental Transaction Detail IEA and its Investors are Closely Aligned Through Earn-Out, Deferred Founder Shares & Continuing Oaktree Ownership Existing IEA stockholders may receive up to 9 million shares of common stock based on an earn-out mechanism 1 million shares of common stock will be payable if EBITDA (as defined in the Merger Agreement) for 2018 is at least approximately $66.7 million(1) and an additional 250,000 shares would be payable for each $1 million of EBITDA (as defined in the Merger Agreement) in excess of approximately $66.7 million(1); and 1 million shares of common stock will be payable if EBITDA (as defined in the Merger Agreement) for 2019 is at least $90 million and an additional 250,000 shares would be payable for each $1 million of EBITDA (as defined in the Merger Agreement) in excess of $90 million Any shares of common stock that are not earned for 2018 may be earned for 2019, subject to an aggregate cap of 9 million shares To more closely align the interests of M III, existing IEA stockholders and the Company, M III is deferring vesting of 1.875 million of its 3.75 million Founder Shares 937,500 shares vest when the Company’s stock price reaches $12.00 per share for any 20 of 30 trading days 937,500 shares vest when the Company’s stock price reaches $14.00 per share for any 20 of 30 trading days Existing IEA stockholders will receive $35 million in convertible, redeemable, preferred equity(2), having the following terms: Cash dividends payable quarterly at 6% per annum for the first 18 months following closing and then at 10% per annum until redeemed or converted Commencing three years after closing, unpaid amounts may be converted, at the option of the holder, into common stock at a price per share equal to the then-current market value (30-day VWAP) of the common stock At the option of the Company, unpaid amounts are redeemable by the Company in whole or in part at par plus accrued and unpaid dividends at any time prior to conversion Mandatory redemption at par plus accrued and unpaid dividends by the Company (if not earlier converted by holders) upon (i) the earlier of a (a) change of control or (b) material disposition by the Company or any of its subsidiaries, and (ii) receipt of net cash proceeds of any primary equity issuances (with it being understood that equity consideration paid to sellers on account of acquisitions by the Company or its subsidiaries would not trigger redemptions) The Company and its subsidiaries will be restricted from making dividends (other than within the company group) and repurchases of common stock while any preferred equity is outstanding Preferred Equity as Part of Consideration Earnout threshold of $65 million to be increased by the amount, if any, by which Adj. EBITDA for FY17 (determined from IEA’s audited financial statements and calculated in a manner consistent with disclosure schedules to the Merger Agreement) is less than $52.7 million. Based on IEA management’s current estimate for 2017E Adj. EBITDA of $51.0 million. Subject to certain adjustments in Merger Agreement.

EBITDA ADJUSTMENTS

Summary of EBITDA Adjustments *($ in thousands)*

A. **Discontinued Operations** – in FY15, IEA began the process of winding down its Canadian operations. The operating results for its Canadian operations have been reclassified as discontinued operations.

B. **Diversification SG&A** – reflects the costs, including recruiting, compensation and benefits for additional personnel, associated with IEA beginning to expand into electrical transmission work and corresponding services, which were historically subcontracted to third parties, U.S. utility scale solar, and heavy civil infrastructure. These costs currently do not have a material amount of corresponding revenue, but management anticipates revenue beginning in FY18

1. **Restructuring Expense** – represent severance expense for employees who were terminated as a result of the abandonment of IEA's Canadian solar operations.
2. **Credit Support Fees** – reflect payments to Oaktree for its guarantee of certain borrowings, which guarantees are not expected to continue post-combination.
3. **Canadian Wind-down Bonus Expense** – reflects an adjustment for bonus payments to IEA's executive leadership team made in FY16 as a result of the successful wind down of IEA's Canadian solar operations.
4. **Consulting Fees & Expenses** – in 2014, 2015 and 2016, represents consulting fees and expenses related to the wind down of IEA's Canadian operations and, in 2017, represents consulting and professional fees and expenses in connection with the Proposed Transaction contemplated by the Merger Agreement.
5. **Non-cash Stock Compensation Expenses** – represents non-cash stock compensation expense.
6. **Sale Costs** – removal of the third-party expense related to the potential sale of IEA
7. **Full Year Impact of 2017 Capital Leasing Program** – reflects the annualization of the EBITDA effects of the capital leasing program for cranes and yellow iron, which was implemented during 2017, consisting of (i) a $1.7 million positive adjustment due to the elimination of cost of goods sold attributable to operating lease payments, (ii) $1.6 million in reduction in cost of goods due to estimated operational efficiencies resulting from the program, and (iii) $1.4 million, representing a pro rata portion of the estimated gain due to estimated future residual value exceeding depreciated carrying value on the sale of the leased assets following the 48 month term of the lease.

	2014	2015	2016	2017E(1)
Total Revenue	**$286,254**	**$204,640**	**$602,655**	**$452,000**
Net Income / (Loss)	**($86,841)**	**($28,183)**	**$65,538**	**$21,064**
A. Discontinued Operations	76,636	19,487	(1,087)	-
Net Income / (Loss) from Cont. Operations	**($10,205)**	**($8,696)**	**$64,451**	**$21,064**
Interest Expense, net	355	557	516	2,399
Depreciation & amortization	4,127	3,446	3,433	4,722
Taxes	(5,866)	106	(10,213)	8,181
B Diversification SG&A	-	-	-	3,925
EBITDA from Continuing Operations	**($11,589)**	**($4,587)**	**$58,187**	**$40,291**
% Margin	*NM*	*NM*	*9.7%*	*8.9%*
Adjustments				
1. Restructuring Expense	1,661	1,528	-	-
2. Credit Support Fees	827	1,961	2,340	1,535
3. Canadian Wind-down Bonus Expense	-	-	2,000	-
4. Consulting Fees & Expenses	150	752	1,015	4,474
5. Non-cash Stock Compensation Expenses	146	93	161	-
6. Sale Costs	385	25	-	-
7. Full Year impact of 2017 Capital Leasing program	-	-	-	4,700
Total Adjustments	**$3,169**	**$4,359**	**$5,516**	**$10,709**
Adjusted EBITDA	**($8,420)**	**($228)**	**$63,703**	**$51,000**
% Margin	*NM*	*NM*	*10.6%*	*11.3%*
Capital Expenditures (2)	4,064	677	4,492	4,763
Adjusted Free Cash Flow (3)	**($12,484)**	**($905)**	**$59,211**	**$46,237**
% Conversion	*NM*	*NM*	*92.9%*	*90.7%*

(1) Projections represent organic growth only, assumes no M&A and IEA management's estimate for 2017E Adj. EBITDA, which is still subject to year-end adjustments and is adjusted to annualize the impact of the capital leasing program for cranes and yellow iron.

(2) Includes purchase of property, plant and equipment and payments under capital leases.

(3) Defined as Adj. EBITDA less capital expenditures and payments under capital leases. % Conversion calculated as Adjusted Free Cash Flow as a percentage of Adjusted EBITDA.

32

IEA INFRASTRUCTURE & ENERGY ALTERNATIVES M III PARTNERS OAKTREE

Reconciliation of Net Income to Adjusted EBITDA Reconciliation Analysis ($ in thousands) Represents fees paid to Oaktree for guarantees provided on IEA’s existing credit facility. The following is a reconciliation of estimated Net Income to estimated Adjusted EBITDA for 2018 and 2019. 2018E 2019E Net Income $56,511 $68,060 Interest Expense, net 1,259 1,722 Credit Support Fees (1) 449 449 Depreciation & Amortization 7,060 7,060 Taxes 15,022 18,092 Adjusted EBITDA $80,300 $95,382